Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-225671) of our report dated June 28, 2019, with respect to the financial statements and supplemental schedules of the Warner Media, LLC Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2018.

/s/ Ernst & Young LLP

New York, NY

June 28, 2019